Exhibit 10.6

CONFIDENTIAL

FORM OF ASSIGNMENT OF EMPLOYMENT AGREEMENT

Assignment of Employment Agreement (“Assignment Agreement”), dated as of [●], 2016, by and between R.R. Donnelley & Sons Company (“RRD”), a Delaware corporation, and LSC Communications, Inc., a Delaware corporation (“LSC”).

Recitals

WHEREAS, RRD has entered into an employment agreement with Suzanne S. Bettman of RRD (the “Executive”), dated December 18, 2008 (the “Employment Agreement”). A copy of the Employment Agreement is attached as to this Assignment Agreement as Annex A; and

WHEREAS, RRD desires to assign the Employment Agreement to LSC, and LSC desires to acquire all of RRD’s right, title and interest in the Employment Agreement; and

WHEREAS, the Executive has acknowledged and acquiesced to the assignment of her Employment Agreement and the transfer of her employment to LSC.

NOW, THEREFORE, in consideration of the premises and the mutual covenants set forth below, the parties hereby agree as follows:

Agreement

1.	Assignment of Employment Agreement. Effective as of the LSC Distribution Date, as defined in the Separation and Distribution Agreement by and among RRD, LSC and Donnelley Financial Solutions, Inc. (the “Distribution Date”), RRD hereby irrevocably, absolutely and unconditionally assigns, transfers, conveys and delivers to LSC and its successors and assigns all of RRD’s right, title and interest in, to and under the Employment Agreement.

2.	Acceptance of Assignment. From and after the Distribution Date, LSC hereby irrevocably, absolutely and unconditionally assumes, undertakes and agrees to pay, perform and discharge in full any and all claims and obligations arising under and/or in connection with the Employment Agreement.

3.	References. From and after the Distribution Date, all references in the Employment Agreement to “Donnelley” or the “Company” shall be deemed to be references to LSC, including, but not limited to, with respect to any triggers such as those relating to a Change in Control or related events.

4.	Executive Acknowledgement. The Executive acknowledges and agrees that the transfer of her employment as described in this letter will not constitute a termination of the Executive’s employment (whether or not without “cause” by RRD), nor grounds for leaving with “good reason”, as such terms may be defined under the Employment Agreement as in effect through the Distribution Date. This acknowledgement and agreement is without limitation on the Executive’s rights in the event that she is subsequently terminated without “cause” or would be allowed to leave for “good reason” by LSC.

5.	Restrictive Covenants. The Executive also acknowledges and agrees that she will be fully obligated to LSC under the non-compete, employee non-solicit and customer non-solicit covenants (together, the “Restrictive Covenants”) of the Employment Agreement. In addition, beginning on the Distribution Date and ending on the day eighteen (18) months following the Distribution Date (the “Wear Away Period”), if the Executive terminates employment for any reason, she shall be fully obligated to each of RRD and Donnelley Financial under the Restrictive Covenants for the period, if any, beginning on the date of the Executive’s termination and ending at the conclusion of the Wear Away Period. The Executive acknowledges and agrees that the confidentiality and non-disparagement covenants shall survive at all times, both during and after employment, with respect to LSC, and shall survive and apply to each of RRD and Donnelley Financial at all times after employment. The Executive, LSC and RRD acknowledge that Donnelley Financial is a third party beneficiary for purposes of enforcement of this Section 5.

6.	Miscellaneous. This Assignment Agreement shall inure to the benefit of the LSC, its successors and assigns. In the event any provision hereof is determined to be unenforceable or invalid such provision or such part thereof as may be unenforceable or invalid shall be deemed severed from this Assignment Agreement and the remaining provisions carried out with the same force and effect as if the severed provisions or part thereof had not been made a part hereof.

[signature page follows]

IN WITNESS WHEREOF, the parties hereto have executed this Assignment Agreement on the date first above written.

R.R. DONNELLEY & SONS COMPANY		LSC COMMUNICATIONS, INC.

By:
	[Name]	[Name]
	[Title]	[Title]

Acceptance of Assignment by Executive

I, Suzanne S. Bettman, do hereby consent to the assignment of my Employment Agreement by and between R.R. Donnelley & Sons Company and LSC Communications, Inc.

Dated: [●]

By:
Suzanne S. Bettman

[Signature Page to Assignment of Employment Agreement]

ANNEX A

[Copy of Employment Agreement]

RR Donnelley	Global Headquarters
111 South Wacker Drive
Chicago, Illinois 60606-4301
Telephone (312) 326 8000

December 18, 2008

Suzanne Bettman

[address]

Dear Sue:

The purpose of this letter is to amend and restate in its entirety the employment agreement dated October 29, 2007 between you and R.R. Donnelley & Sons Company (“Donnelley” or “Company”) and to bring the terms of the employment agreement into compliance with section 409A of the Internal Revenue Code of 1986, as amended (the “Code”). All capitalized terms used but not defined in the text of this letter (“Agreement”) shall have the meanings assigned to such terms in Annex A.

The terms of this Agreement are as follows:

1.	Title and Responsibilities. You will continue to serve as Executive Vice President, General Counsel, Corporate Secretary and Chief Compliance Officer of the Company, reporting to the Chief Executive Officer, in accordance with the terms and provisions of this Agreement as well as any employment and other policies applicable to employees of the Company and its subsidiaries from time to time during the term of your employment. You will have the customary duties, responsibilities and authorities of such position. You will also receive such office, staffing and other assistance as is commensurate with that received by other executives at your level in the Company.

2.	Employment at Will. You and we hereby acknowledge that your employment with the Company constitutes “at-will” employment and that either party may terminate your employment at any time upon written notice of termination within a reasonable period of time before the effective date of your Separation from Service.

3.	Compensation. You will receive the following compensation and benefits, from which the Company may withhold any amounts required by applicable law:

a.	Base Salary. The Company will pay you a base salary (“Base Salary”) at the rate of $400,000 per year. This Base Salary will be paid in accordance with the normal payroll practices of the Company.

b.	Annual Bonus. In respect of each calendar year of the Company, you will be eligible to receive an annual bonus (the “Annual Bonus”) in accordance with the Company’s annual incentive compensation plan (“Plan”) with a target bonus opportunity of 150% of Base Salary. The performance objectives for your Annual Bonus with respect to each calendar year will be determined as provided for in the Plan. Any Annual Bonus which you become entitled to receive shall be paid to you no later than the 15th day of the third month following the end of the calendar year in which the bonus was earned, unless you timely elect to defer all or a portion of such bonus pursuant to the Company’s deferred compensation plan.

c.	Vacation. You will be eligible for four weeks vacation annually.

d.	Benefits. You will continue to be eligible to participate in the employee benefit plan and programs generally applicable to RR Donnelley employees.

e.	Car Allowance. You will receive a car allowance in the amount of $1,000 per month.

f.	Financial Planning, Supplemental Life and Disability. You will be entitled to a Financial Planning allowance, and Supplemental Life and Disability Insurance consistent with other executives at your level in the Company.

4.	Severance. If your Separation from Service with the Company (and its at least 80% owned subsidiaries and affiliates) is initiated by the Company without Cause or your Separation from Service is initiated by you for Good Reason, the following will apply:

a.	Severance Pay. The Company will pay you an amount equal to one and one-half times your Annualized Total Compensation (“Severance Pay”), subject to the prompt execution by you of the Company’s customary release, which amount shall be payable in equal installments on the 15th and last days of each of the 18 months following the 30th day after the date of your Separation from Service (if the 15th or last day of a month is not a business day, on the closest business day to such day).

b.	Benefits. The Company will provide to you a continuation of all benefits that you were eligible to receive immediately prior to the date of your Separation from Service, for a period of 18 months following the date of your Separation from Service (the value of a benefit available in any year that is not used in that year may not be carried over and made available in any other year).

c.	Resignations. You shall resign from such offices and directorships, if any, of the Company that you may hold from time to time.

d.	Indemnification. Your rights of indemnification under the Company’s organizational documents, any plan or agreement at law or otherwise and your rights thereunder to director’s and officer’s liability insurance coverage for, in both cases, actions as an officer of the Company shall survive your Separation from Service.

e.	Gross-up Payment. You will be entitled to receive a gross-up payment as provided in Annex B.

f.	Vesting of Equity Grants. Any outstanding stock options, grants, restricted stock awards or other equity grants issued to you from time to time, will vest 100% immediately as of the date of your Separation from Service.

g.	Section 409A. If you are a “specified employee” within the meaning set forth in the document entitled “409A: Policy of R. R. Donnelley & Sons Company and its Affiliates Regarding Specified Employees” on the date of your Separation from Service, then any amounts payable pursuant to this Agreement or otherwise that (i) become payable as a result of your Separation from Service and (ii) are subject to section 409A of the Code as a result of your Separation from Service shall not be paid until the earlier of (x) the first business day of the sixth month occurring after the month in which the date of your Separation from Service occurs and (y) the date of your death. Notwithstanding the immediately preceding sentence, amounts payable to you as a result of your Separation from Service that do not exceed two times the lesser of (i) your annualized compensation based upon your annual rate of Base Salary for the year prior to the year in which the date of your Separation from Service occurs and (ii) the maximum amount that may be taken into account under section 401(a)(17) of the Code in the year in which the date of your Separation from Service occurs may be paid as otherwise scheduled. If any compensation or benefits provided by this Agreement may result in the application of section 409A of the Code, then the Company shall, in consultation with you, modify this Agreement to the extent permissible under section 409A of the Code in the least restrictive manner as necessary to exclude such compensation and benefits from the definition of “deferred compensation” within the meaning of such section 409A of the Code or in order to comply with the provisions of section 409A of the Code. By signing this Agreement you acknowledge that if any amount paid or payable to you becomes subject to section 409A of the Code, you are solely responsible for the payment of any taxes and interest due as a result.

5.	Restrictive Covenants. You and Donnelley recognize that, due to the nature of your employment and relationship with Donnelley, you will have access to and develop confidential business information, proprietary information, and trade secrets relating to the business and operations of Donnelley and its affiliates. You acknowledge that such information is valuable to the business of Donnelley and its affiliates, and that disclosure to, or use for the benefit of, any person or entity other than Donnelley or its affiliates, would cause substantial damage to Donnelley. You further acknowledge that your duties for Donnelley include the opportunity to develop and maintain relationships with Donnelley customers, employees, representatives and agents on behalf of Donnelley and that access to and development of those close relationships with Donnelley customers render your services special, unique and extraordinary. In recognition that the good will and relationships described herein are assets and extremely valuable to Donnelley, and that loss of or damage to those relationships would destroy or diminish the value of Donnelley, you agree as follows:

a.	Noncompetition. In consideration of the covenants and agreements of the Company herein contained, the payments to be made by the Company pursuant to this Agreement, the positions of trust and confidence you occupy and have occupied with the Company and the information of a highly sensitive and confidential nature obtained as a result of such positions, you agree that, from the date of your Separation from Service for any reason, including a Separation from Service initiated by Donnelley with or without Cause, and for 18 months thereafter, you will not, directly or indirectly, either as an employee, employer, consultant, agent, principal, partner, stockholder, corporate officer, director or in any other individual or representative capacity, worldwide, engage in any business which is competitive with the business of Donnelley. You may, however, own stock or the rights to own stock in a company covered by this paragraph that is publicly owned and regularly traded on any national exchange or in the over-the-counter market, so long as your holdings of stock or rights to own stock do not exceed the lesser of (i) 1% of the capital stock entitled to vote in the election of directors or (ii) the combined value of the stock or rights to acquire stock does not exceed your gross annual earnings from the Company.

b.	Importance of Customer Relationships. You recognize that Donnelley’s relationship with the customer or customers you serve, and with other employees, is special and unique, based upon the development and maintenance of good will resulting from the customer’s and other employees’ contacts with Donnelley and its employees, including you. As a result of your position and customer contacts, you recognize that you will gain valuable information about (i) Donnelley’s relationship with its customers, their buying habits, special needs, purchasing policies, (ii) the skills, capabilities and other employment-related information about Donnelley employees, and (iii) other matters which you would not otherwise know and which is not otherwise readily available. Such knowledge is essential to the business of Donnelley and you recognize that your Separation from Service shall require Donnelley to rebuild that customer relationship to retain the customer’s business. You recognize that during a period following your Separation from Service, Donnelley is entitled to protection from your using the information and customer and employee relationships with which you have been entrusted by Donnelley during your employment.

c.	Nonsolicitation of Customers. You shall not, while employed by Donnelley and for a period of 18 months from the date of your Separation from Service with Donnelley for any reason, including your Separation from Service initiated by Donnelley with or without Cause, directly or indirectly, either on your own behalf or on behalf of any other person, firm or entity, solicit or provide services which are the same as or similar to the services Donnelley provided or offered while you were employed by Donnelley to any customer or prospective customer of Donnelley (i) with whom you had direct contact in the course of your employment with Donnelley or about whom you learned confidential information as a result of your employment with Donnelley or (ii) with whom any person over whom you had supervisory authority at any time had direct contact during the course of his or her employment with Donnelley or about whom such person learned confidential information as a result of his or her employment with Donnelley.

d.	Nonsolicitation of Employees. You shall not, while employed by Donnelley and for a period of two years from the date of your Separation from Service with Donnelley for any reason, including your Separation from Service initiated by Donnelley with or without Cause, either directly or indirectly solicit, induce or encourage any Donnelley employee(s) to terminate their employment with Donnelley or to accept employment with any entity, including but not limited to a competitor, supplier or customer of Donnelley, nor shall you cooperate with any others in doing or attempting to do so. As used herein, the term “solicit, induce or encourage” includes, but is not limited to, (a) initiating communications with a Donnelley employee relating to possible employment, (b) offering bonuses or additional compensation to encourage Donnelley employees to terminate their employment with Donnelley and accept employment with a competitor, supplier or customer of Donnelley, or (c) referring Donnelley employees to personnel or agents employed by competitors, suppliers or customers of Donnelley.

e.	Confidential Information. You are prohibited from, at any time during your employment with the Company or thereafter, disclosing or using any Confidential Information for your benefit or any other person or entity, unless directed or authorized in writing by the Company to do so, until such time as the information becomes generally known to the public without your fault. “Confidential Information” means information (i) disclosed to or known by you as a consequence of your employment with the Company, (ii) not generally known to others outside the Company, and (iii) that relates to the Company’s marketing, sales, finances, operations, processes, methods, techniques, devices, software programs, projections, strategies and plans, personnel information, industry contacts made during your employment, and customer information, including customer needs, contacts, particular projects, and pricing. These restrictions are in addition to any confidentiality restrictions in any other agreement you may have signed with the Company.

f.	Obligation upon Subsequent Employment. If you accept employment with any future employer during the time period that equals the greater of one year following the date of your Separation from Service and the Severance Period (regardless of whether you actually receive severance benefits during that period), you will deliver a copy of this Agreement to such employer and advise such employer concerning the existence of your obligations under this Agreement.

g.	Company’s Right to Injunctive Relief. By execution of this Agreement, you acknowledge and agree that the Company would be damaged irreparably if any provision under this Section 5 were breached by you and money damages would be an inadequate remedy for any such nonperformance or breach. Accordingly, the Company and its successors or permitted assigns in order to protect its interests, shall pursue, in addition to other rights and remedies existing in its favor, an injunction or injunctions to prevent any breach or threatened breach of any of such provisions and to enforce such provisions specifically (without posting a bond or other security). With respect to such enforcement, the prevailing party in such litigation shall be entitled to recover from the other party any and all attorneys’ fees, costs and expenses incurred by or on behalf of that party in enforcing or attempting to enforce any provision under this Section 5 or any other rights under this Agreement.

6.	General.

a.	Acknowledgement of Reasonableness and Severability. You acknowledge and agree that the provisions of this Agreement, including Section 5, are reasonable and valid in geographic, temporal and subject matter scope and in all other respects, and do not impose limitations greater than are necessary to protect the goodwill, Confidential Information and other business interests of the Company. If any court subsequently determines that any part of this Agreement, including Section 5, is invalid or unenforceable, the remainder of the Agreement shall not be affected and shall be given full effect without regard to the invalid portions. Further, any court invalidating any provision of this Agreement shall have the power to revise the invalidated provisions such that the provision is enforceable to the maximum extent permitted by applicable law.

b.	Non-duplication of Severance Pay. If, upon ultimate Separation from Service, the separation pay for which you would be eligible under the R.R. Donnelley & Sons Company Separation Pay Plan applicable to employees generally, if any, would be greater than the separation pay payable under to this Agreement, then your Severance Pay shall be increased to correspond to the pay you would have been eligible for under such Plan. To avoid duplicate payments, if you arc eligible to receive severance under this Agreement, you hereby waive any payments under the R.R. Donnelley & Sons Company Separation Pay Plan.

c.	Employee Breach. If you breach this Agreement or any other agreement you have signed with the Company, the Company may, in its complete discretion, stop making any of the payments provided for in this Agreement.

d.	Arbitration. Any controversy arising out of or relating to this Agreement or the breach of this Agreement that cannot be resolved by you and the Company, including any dispute as to the calculation of any payments hereunder, and the terms of this Agreement, shall be determined by a single arbitrator in New York, New York, in accordance with the rules of JAMS; provided, however, that either party may seek preliminary injunctive relief to maintain or restore the status quo pending a decision of the arbitrator, and the parties consent to the exclusive jurisdiction of the courts of the State of Delaware or the Federal courts of the United States of America located in the District of Delaware in connection therewith. The decision of the arbitrator shall be final and binding and may be entered in any court of competent jurisdiction. The arbitrator may award the party he determines has prevailed in the arbitration any legal fees and other fees and expenses that may be incurred in respect of enforcing its respective rights.

e.	Governing Law. All disputes arising under or related to this Agreement shall at all times be governed by and construed in accordance with the internal laws (as opposed to the conflict of law provisions) and decisions of the State of Delaware as applied to agreements executed in and to be fully performed within that State.

f.	Notice and Execution. This Agreement may be executed in counterparts. Any notice or request required or permitted to be given hereunder shall be sufficient if in writing and deemed to have been given if delivered personally or sent by certified mail, return receipt requested, to you at the address above, and to the Company at its Corporate Headquarters (Attn: Corporate Secretary).

g.	Entire Agreement. This Agreement shall constitute the entire agreement between the parties with respect to the subject matter contained herein, and fully supersedes any prior agreements or understandings between us. This Agreement may not be changed or amended orally, but only in writing signed by both parties.

h.	Waiver. The failure of either party hereto to enforce at any time any provision of this Agreement shall not be construed as a waiver of such provision nor in any way to affect the validity of this Agreement or any part hereof or the right of such party thereafter to enforce each and every such provision. No waiver of any breach of this Agreement shall be held to constitute a waiver of any other or subsequent breach.

i.	Assignments and Successors. The rights and obligations of the Company under this Agreement shall inure to the benefit of and be binding upon its successors and assigns. Your rights and obligations under this Agreement shall inure to the benefit of and be binding upon your designated beneficiary or legal representative, provided, however, that you may not assign any of your rights and obligations hereunder.

If the foregoing terms and conditions are acceptable and agreed to by you, please sign on the line provided below to signify such acceptance and agreement and return the executed copy to the Chief Human Resources Officer.

Very truly yours,

R. R. Donnelley & Sons Company

By:	/s/ Thomas J. Quinlan, III
Thomas J. Quinlan, III
President & Chief Executive Officer

ACCEPTED AND AGREED to this 18th day of December, 2008

/s/ Suzanne S. Bettman
Suzanne S. Bettman

Annex A

Definitions

1.	“Annualized Total Compensation” means Base Salary plus Annual Bonus (at the target level) for one year at the rate in effect immediately before the date of your Separation from Service, but, for these calculations only, your Base Salary and target bonus percentage shall not be less than the amount set forth in Section 3, above

2.	“Cause” means (i) your willful and continued failure to perform substantially your duties with the Company (other than any such failure resulting from your incapacity due to physical or mental illness or any such failure subsequent to you being delivered a notice of termination without Cause by the Company) after a written demand for substantial performance is delivered to employee by the Chief Executive Officer or the Board that specifically identifies the manner in which the Chief Executive Officer or the Board believes that you have not substantially performed your duties, (ii) the willful engaging by you in conduct which is demonstrably and materially injurious (monetarily or otherwise) to the business, reputation, character or community standing of the Company or its subsidiaries and affiliates, (iii) conviction of or the pleading of nolo contendere with regard to, a felony or any crime involving fraud, dishonesty or moral turpitude, or (iv) refusal or failure to attempt in good faith to follow the written direction of the Chief Executive Officer or the Board (provided that such written direction is consistent with your duty and station) promptly upon receipt of such written direction. A termination for Cause after a Change in Control shall be based only on events occurring after such Change in Control, provided, however, the foregoing limitation shall not apply to an event constituting Cause which was not discovered by the Company prior to a Change in Control. For purpose of this paragraph (a), no act or failure to act by you shall be considered “willful” unless done or omitted to be done by you in bad faith and without reasonable belief that your action or omission was in the best interests of the Company or its subsidiaries and affiliates. Any act, or failure to act, based upon authority given pursuant to a resolution duly adopted by the Board or based upon the advice of the Company’s principal outside counsel shall be conclusively presumed to be done, or omitted to be done, by you in good faith and in the best interests of the Company. Notwithstanding the foregoing, the Company shall provide you a reasonable amount of time, after a notice and demand for substantial performance is delivered to the employee, to cure any such failure to perform, and if such failure is so cured within a reasonable time thereafter, such failure shall not be deemed to have occurred.

3.	“Committee” means a committee designated by the Chief Human Resources Officer of the Company.

4.	“Good Reason” means, without your express written consent, the occurrence of any of the following events:

i.	A change in your duties or responsibilities (including reporting responsibilities) that taken as a whole represents a material and adverse diminution of your duties, responsibilities or status with the Company (other than a temporary change that results from or relates to your incapacitation due to physical or mental illness);

ii.	A material reduction by the Company in your rate of annual base salary or annual target bonus opportunity (including any material and adverse change in the formula for such annual bonus target) as the same may be increased from time to time;

iii.	Any requirement of the Company that your office be more than seventy-five (75) miles from Chicago, Illinois; and

iv.	Any material breach of the Agreement by the Company.

Notwithstanding the foregoing, a Good Reason event shall not be deemed to have occurred if the Company cures such action, failure or breach within ten (10) days after receipt of notice thereof given by you. Your right to terminate employment for Good Reason shall not be affected by your incapacities due to mental or physical illness and your continued employment shall not constitute consent to, or a waiver of rights with respect to, any event or condition constituting Good Reason, provided, however, that you must provide notice of termination of employment within ninety (90) days following the initial existence of the event constituting Good Reason or such event shall not constitute Good Reason under this Agreement.

5.	“Separation from Service means a termination of employment with the Company within the meaning of Treasury Regulation § 1.409A-1(h).

6.	“Change in Control” means the occurrence of any one of the following events:

i.	individuals who, on the date of this Agreement, constitute the Board (the “Incumbent Directors”) cease for any reason to constitute at least a majority of the Board, provided that any person becoming a director subsequent to the date of this Agreement, whose election or nomination for election was approved by a vote of at least two-thirds of the Incumbent Directors then on the Board (either by a specific vote or by approval of the proxy statement of the Company in which such person is named as a nominee for director, without written objection to such nomination) shall be an Incumbent Director; provided, however, that no individual initially elected or nominated as a director of the Company as a result of an actual or threatened election contest with respect to directors or as a result of any other actual or threatened solicitation of proxies or consents by or on behalf of any person other than the Board shall be deemed to be an Incumbent Director;

ii.	any “person” (as such term is defined in Section 3(a)(9) of the Securities Exchange Act of 1934 (the “Exchange Act”) and as used in Sections 13(d)(3) and 14(d)(2) of the Exchange Act) is or becomes a “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 35% or more of the combined voting power of the Company’s then outstanding securities eligible to vote for the election of the Board (the “Company Voting Securities”); provided, however, that the event described in this paragraph (ii) shall not be deemed to be a Change in Control by virtue of any of the following acquisitions: (A) by the Company or any subsidiary, (B) by any employee benefit plan (or related trust) sponsored or maintained by the Company or any subsidiary, (C) by any underwriter temporarily holding securities pursuant to an offering of such securities, or (D) pursuant to a Non-Qualifying Transaction (as defined in paragraph iii);

iii.	the consummation of an arrangement, amalgamation, merger, consolidation, statutory share exchange or similar form of corporate transaction involving the Company or any of its Subsidiaries that requires the approval of the Company’s stockholders, whether for such transaction or the issuance of securities in the transaction (a “Business Combination”), unless immediately following such Business Combination: (A) more than 50% of the total voting power of (x) the corporation resulting from such Business Combination (the “Surviving Corporation”), or (y) if applicable, the ultimate parent corporation that directly or indirectly has beneficial ownership of 100% of the voting securities eligible to elect directors of the Surviving Corporation (the “Parent Corporation”), is represented by Company Voting Securities that were outstanding immediately prior to such Business Combination (or, if applicable, is represented by shares into which such Company Voting Securities were converted pursuant to such Business Combination), and such voting power among the holders thereof is in substantially the same proportion as the voting power of such Company Voting Securities among the holders thereof immediately prior to the Business Combination, (B) no person (other than any employee benefit plan (or related trust) sponsored or maintained by the Surviving Corporation or the Parent Corporation), is or becomes the beneficial owner, directly or indirectly, of 35% or more of the total voting power of the outstanding Voting securities eligible to elect directors of the Parent Corporation (or, if there is no Parent Corporation, the Surviving Corporation) other than persons set forth in (A) through (D) of paragraph (ii) and (C) at least a majority of the members of the board of directors of the Parent Corporation (or, if there is no Parent Corporation, the Surviving Corporation) following the consummation of the Business Combination were Incumbent Directors at the time of the Board’s approval of the execution of the initial agreement providing for such Business Combination (any Business Combination which satisfies all of the criteria specified in (A), (B) and (C) above shall be deemed to be a “Non-Qualifying Transaction”);

iv.	the closing of a sale of all or substantially all of the Company’s assets, other than to an entity or in a manner where the voting securities immediately prior to such sale represent directly or indirectly after such sale at least 50% of the voting securities of the entity acquiring such assets in approximately the same proportion as prior to such sale; or

v.	the stockholders of the Company approve a plan of complete liquidation or dissolution of the Company.

Notwithstanding the foregoing, a Change in Control of the Company shall not be deemed to occur solely because any person acquires beneficial ownership of more than 35% of the Company Voting Securities as a result of the acquisition of Company Voting Securities by the Company which reduces the number of Company Voting Securities outstanding; provided, that if after such acquisition by the Company such person becomes the beneficial owner of additional Company Voting Securities that increases the percentage of outstanding Company Voting Securities beneficially owned by such person, a Change in Control of the Company shall then occur. In addition, notwithstanding the foregoing, the consummation of (or any other action pursuant to the consummation of) the transaction contemplated by the Combination Agreement shall not be a Change in Control.

Annex B

Gross-Up Payments

a. Anything in this Agreement to the contrary notwithstanding, in the event it shall be determined that any payment, award, benefit or distribution (or any acceleration of any payment, award, benefit or distribution) by the Company (or any of its affiliated entities) or any entity which effectuates a Change in Control (or any of its affiliated entities) to or for the benefit of employee (whether pursuant to the terms of this Agreement or otherwise, but determined without regard to any additional payments required under this Annex B) (the “Payments”) would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended (the “Code”), or any interest or penalties are incurred by employee with respect to such excise tax (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the “Excise Tax”), then the Company shall pay to employee an additional payment (a “Gross-Up Payment”) in an amount such that after payment by employee of all taxes (including any Excise Tax) imposed upon the Gross-Up Payment, employee retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payments. For purposes of determining the amount of the Gross-up Payment, the employee shall be deemed to (i) pay federal income taxes at the highest marginal rates of federal income taxation for the calendar year in which the Gross-up Payment is to be made, and (ii) pay applicable state and local income taxes at the highest marginal rate of taxation for the calendar year in which the Gross-up Payment is to be made, net of the maximum reduction in federal income taxes which could be obtained from deduction of such state and local taxes. Notwithstanding the foregoing provisions of this Annex B, if it shall be determined that employee is entitled to a Gross-Up Payment, but that the Payments would not be subject to the Excise Tax if the Payments were reduced by an amount that is less than 10% of the portion of the Payments that would be treated as “parachute payments” under Section 280G of the Code, then the amounts payable to employee under this Agreement shall be reduced (but not below zero) to the maximum amount that could be paid to employee without giving rise to the Excise Tax (the “Safe Harbor Cap”), and no Gross-Up Payment shall be made to employee. The reduction of the amounts payable hereunder, if applicable, shall be made by reducing first the payments under Section 4.a, unless an alternative method of reduction is elected by employee. For purposes of reducing the Payments to the Safe Harbor Cap, only amounts payable under this Agreement (and no other Payments) shall be reduced. If the reduction of the amounts payable hereunder would not result in a reduction of the Payments to the Safe Harbor Cap, no amounts payable under this Agreement shall be reduced pursuant to this provision.

b. Subject to the provisions of paragraph (a) of this Annex B, all determinations required to be made under this Annex B, including whether and when a Gross-Up Payment is required, the amount of such Gross-Up Payment, the reduction of the Payments to the Safe Harbor Cap and the assumptions to be utilized in arriving at such determinations, shall be made by the public accounting firm that is retained by the Company as of the date immediately prior to the Change in Control (the “Accounting Firm”) which shall provide detailed supporting calculations both to the Company and employee within fifteen (15) business days of the receipt of notice from the Company or the employee that there has been a Payment, or such earlier time as is requested by the Company (collectively, the “Determination”). In the event that the Accounting Firm is serving as accountant or auditor for the individual, entity or group effecting the Change in Control, employee may appoint another nationally recognized public accounting firm to make the determinations required hereunder (which accounting firm shall then be referred to as the Accounting Firm hereunder). All fees and expenses of the Accounting Firm shall be borne solely by the Company and the Company shall enter into any agreement reasonably requested by the Accounting Firm in connection with the performance of the services hereunder. The Gross-Up Payment under this Annex B with respect to any Payments shall be made no later than thirty (30) days following such Payment. If the Accounting Firm determines that no Excise Tax is payable by employee, it shall furnish employee with a written opinion to such effect, and to the effect that failure to report the Excise Tax, if any, on employee’s applicable federal income tax return will not result in the imposition of a negligence or similar penalty. In the event the Accounting Firm determines that the Payments shall be reduced to the Safe Harbor Cap, it shall furnish employee with a written opinion to such effect. The determination by the Accounting Firm shall be binding upon the Company and employee, except as provided below. As a result of the uncertainty in the application of Section 4999 of the Code at the time of the determination, it is possible that Gross-Up Payments which will not have been made by the Company should have been made (“Underpayment”) or Gross-up Payments are made by the Company which should not have been made (“Overpayment”), consistent with the calculations required to be made hereunder. In the event that the employee thereafter is required to make payment of any Excise Tax or additional Excise Tax, the Accounting Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment (together with interest at the rate provided in Section 1274(b)(2)(B) of the Code) shall be promptly) paid by the Company to or for the benefit of employee. In the event the amount of the Gross-up Payment exceeds the amount necessary to reimburse the employee for his Excise Tax, the Accounting Firm shall determine the amount of the Overpayment that has been made and any such Overpayment (together with interest at the rate provided in Section 1373(b)(2) of the Code) shall be promptly paid by employee (to the extent he has received a refund if the applicable Excise Tax has been paid to the Internal Revenue Service) to or for the benefit of the Company. Employee shall cooperate, to the extent his expenses are reimbursed by the Company, with any reasonable requests by the Company in connection with any contests or disputes with the Internal Revenue Service in connection with the Excise Tax and the employee shall permit the Company to control issues related to the Excise Tax (at its expense) to permit a representative of the Company to accompany the employee to any conference with any taxing authority and to promptly deliver to the Company copies of any written communications and summaries of any verbal communications with any taxing authority regarding the Excise Tax. The Company, to the extent it has agreed to reimburse such expenses, shall reimburse the Executive for such expenses no later than the end of the calendar year following the calendar year in which the Excise Tax is paid or, if no Excise Tax is due, by the end of the calendar year in which the contest or dispute with the Internal Revenue Service is settled or finally adjudicated.